Mission Health President and CEO Ronald Paulus Joins Vocera Board of Directors

SAN JOSE, Calif., July 26, 2018 - Vocera Communications, Inc. (NYSE:VCRA), a recognized leader in clinical communication and workflow solutions, today announced that Ronald A. Paulus, MD, president and chief executive officer (CEO) of Mission Health joined the Vocera Board of Directors effective July 25, 2018. Since September 2010, Dr. Paulus has been the president and CEO of Mission Health, a $1.9 billion regional integrated delivery system serving western North Carolina.

Prior to joining Mission Health, Dr. Paulus served as executive vice president of clinical operations at Geisinger Health System, where he was responsible for the operations of its $1.3 billion clinical enterprise, including two hospitals, an 800+ physician multispecialty group practice, and more than 40 ambulatory care facilities. Dr. Paulus also served as Geisinger's chief innovation officer (CIO), where he was responsible for ensuring system-wide innovation. Before his tenure at Geisinger, Dr. Paulus was co-founder, president and CEO of CareScience, a clinical solutions and data analytics provider now part of Premier health alliance.

“As a physician, health system executive, and former CEO of a software analytics company listed on the NASDAQ, Dr. Paulus brings a unique and valuable perspective to Vocera and our board of directors,” said Brent Lang, chairman of the board and president and CEO of Vocera. “Dr. Paulus shares our mission of accelerating the adoption of solutions that address the Quadruple Aim.”

In 2018, Dr. Paulus co-founded and launched the National Taskforce for Humanity in Healthcare (NTH) with Bridget Duffy, MD, chief medical officer for Vocera, and William Maples, MD, president and CEO of The Institute for Healthcare Excellence. The NTH has convened physicians, nurses, and other leaders from healthcare and social change to explore the crisis of clinician burnout and create a movement to help ensure all care team members can achieve their highest healing potential.

“I am excited to join Vocera’s board and provide both clinical and operational perspectives that will help the company grow by developing solutions that simplify workflows and improve care team collaboration,” said Dr. Paulus. “Supporting clinician well-being and trusted relationships are essential to improving patient care, safety and experience.”

Dr. Paulus received his bachelor’s degree, medical degree and MBA in healthcare management from the University of Pennsylvania. He has published numerous peer-reviewed articles and speaks regularly on the topics of healthcare quality and efficiency, human-centered innovation, physician leadership, and new models of care.

About Vocera
The mission of Vocera Communications, Inc. is to simplify and improve the lives of healthcare professionals and patients, while enabling hospitals to enhance quality of care and operational efficiency. In 2000, when the company was founded, we began to forever change the way care teams communicate. Today, Vocera continues to offer the leading platform for clinical communication and workflow. More than 1,700 facilities worldwide, including nearly 1,500 hospitals and healthcare facilities, have selected our solutions for team members to text securely using smartphones or make calls with our hands-free, wearable Vocera Badge. Interoperability between Vocera and more than 140 clinical and operational systems helps reduce alarm fatigue, speed up staff response times, and improve patient care, safety and experience. In addition to healthcare, Vocera is at home in luxury hotels, aged care facilities, nuclear facilities, libraries, retail stores and more. Vocera makes a difference in any industry where workers are on the move and need to connect instantly with team members and access resources or information quickly. In 2017, Vocera made the list of Forbes 100 Most Trustworthy Companies in America. Learn more at www.vocera.com, and follow @VoceraComm on Twitter.
Vocera® and the Vocera logo are trademarks of Vocera Communications, Inc. registered in the United States and other jurisdictions. All other trademarks appearing in this release are the property of their respective owners.

CONTACT
Shanna Hearon
Vocera Communications, Inc.
669.999.3368
shearon@vocera.com